Exhibit 99.2

July 23, 2010

Dear Eastern Virginia Bankshares Stockholders:

After a process of evaluating our credit portfolio in this difficult economic environment, and in light of recent evidence that economic growth may remain weak for an extended period of time, we have announced a large increase in our loan loss reserves. This action, while causing a loss for the most recent quarter and for the year to date period, is necessary to properly position our company for loan losses that could materialize as the economic downturn continues to dramatically impact many of our customers’ ability to keep their payments current on loans they have with us.

I have included a copy of our press release for your review which goes into great detail about the results of operations and current financial data. In summary, the large and prudent increase in our loan loss reserve resulted in a quarterly loss of $6 million. When combined with the $1.4 million net income generated during the first quarter of the year, the year to date loss is $4.6 million.

On a more positive note, the press release focuses on our net interest margin, which remains strong and is a good indicator of the strength of our core banking operation.

Our company’s capital position remains well capitalized under all regulatory measurements and we believe we have more than sufficient capital to continue to weather this economic storm. Because of our reduced earnings caused by our need to increase our reserve for potential loan losses, the Board of Directors made a prudent decision to reduce the dividend payout from 5 cents per share to 1 cent per share.

We take any decision to reduce your dividend very seriously but believe that we must manage our company for the long term value of the shareholder and reducing our dividend in accordance with our reduced earnings preserves capital that can be used to sustain our company until economic conditions improve. We believe that the need to reduce our dividend payout will be temporary and I will continue to communicate with you on our performance and the economic conditions that affect our company.

I assure you that your Board and management team are very focused on your investment and we are diligently working to reduce the amount of problem loans that necessitated the increase in our loan loss provision.

Sincerely yours,

Joe A. Shearin
President and CEO